LANDFILL GAS SALES AGREEMENT

                                     BETWEEN

                             CSMG TECHNOLOGIES, INC

                                       AND

                    E.I. DUPONT DE NEMOURS AND COMPANY, INC.

                                       AND

                               SHORELINE GAS, INC.

                                February 1, 2006


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                                TABLE OF CONTENTS

ARTICLE I DEFINITIONS AND INTERPRETATION.......................................1
ARTICLE II PRELIMINARY ACTS OF THE PARTIES.....................................3
ARTICLE III FACILITIES.........................................................5
ARTICLE IV PURCHASE AND SALE OBLIGATIONS.......................................5
ARTICLE V TITLE TO GAS.........................................................5
ARTICLE VI TERM OF AGREEMENT...................................................6
ARTICLE VII QUALITY OF GAS.....................................................7
ARTICLE VIII MEASUREMENT.......................................................8
ARTICLE IX DELIVERY PRESSURE...................................................9
ARTICLE X PRICE, BILLING AND PAYMENT...........................................9
ARTICLE XI INDEMNITY..........................................................11
ARTICLE XII DISPUTE RESOLUTION................................................12
ARTICLE XIII REPRESENTATIONS AND WARRANTIES...................................13
ARTICLE XIV GENERAL PROVISIONS................................................14


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THIS  LANDFILL  GAS SALES  AGREEMENT  made as of the 9th day of  January,  2006.
("Effective Date"), is by and between CSMG Technologies, Inc.("CSMG"), a Texas corporation, with principal offices at 500 No. Shoreline, Suite 701, Corpus Christi, TX, 78471 and E. I. duPont de Nemours and Co. Inc. ("DuPont"), a Delaware Corporation with principal offices at 1001 Market Street, Wilmington De., 19898 and Shoreline Gas, Inc. ("Shoreline"), a Texas corporation, with principal offices at Wells Fargo Tower, Suite 1900, P.O. Box 778, Corpus Christi, Texas 78403-0778,

WHEREAS CSMG has acquired the rights to the landfill gas from the Chastang landfill, located at 17045 Highway 43, Mt. Vernon, Alabama 36560;

WHEREAS CSMG owns and operates a patented CO2 Separation Complex for the purpose of processing the landfill gas to Gas;

WHEREAS CSMG has agreed to transport the Gas to the DuPont facility and sell the Gas to DuPont on an as required by DuPont basis; and

WHEREAS Shoreline has assisted CSMG in the development of this agreement and in entitled to a fee from CSMG for such services;

NOW, THEREFORE, in consideration of the mutual agreements contained herein, and other good and valuable consideration, receipt of which is hereby acknowledged, the parties agree as follows:

                                   ARTICLE I.
                         DEFINITIONS AND INTERPRETATION

1.1 Definitions As used in this agreement, the following words and phrases shall have the following meanings, respectively:

      "Accounting Period" means any period that begins on the first day of any calendar month and ends on the last day of such calendar month during the term hereunder.

      "BTU" means one or more British Thermal Units, a measure of the heating value of Landfill Gas.

      "CO2  Separation   Complex"  means  the  landfill  gas   conditioning  and
purification equipment that is owned, and operated by CSMG.

      "Agreement" means this Landfill Gas Sales Agreement, including exhibits and attachments, and all amendments and modifications hereafter executed by the parties hereto.

      "CSMG's Facilities" means the CO2 Separation Complex, associated piping, condensate sumps and pumps, condensate receiving systems, Control Systems, required piping to transport the Gas, pressure letdown station and other equipment, installed or to be installed, as required for CSMG to comply with its obligations to supply Gas to the Delivery Point.


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      "Delivery  Point" means the location of the billing meter installed at the
Dupont Plant..

      "DuPont Plant" means DuPont's manufacturing facility located at Mount Vernon, Alabama.

      "Gas " means the landfill gas produced from landfill gas after processing by CSMG's CO2 Separation Complex such that the Gas meets the Specifications.

      "Landfill Site" means the Chastang Solid Waste Sanitary Landfill located at 17045 Hwy 43, Mount Vernon, Al.

      "MMBTU" means one million BTU.

      "Parties" means each of CSMG, DuPont and Shoreline and "Party" means any one of them.

      "Specifications" means the specifications for the Gas which will be delivered by CSMG to DuPont at the Point of Delivery.

      "Year" means each calendar year or portion thereof during the term of this Agreement. The first Year shall consist of the period commencing on the date of commencement of the Trial Period and ending on December 31 of that calendar year.

1.2 Currency. All dollar amounts referred to herein are expressed in terms of United States dollars.

1.3 Sections. The division of this agreement into articles, sections, subsections and paragraphs and the insertion of headings is for convenience of reference only and shall not affect the interpretation or construction of this agreement.

1.4 Construction. In this agreement, the use of the singular number shall include the plural and vice versa. The use of gender shall include the masculine, feminine and neuter genders and the word "person" shall include an individual, a trust, a partnership, a body corporate or politic, an association or any other form of incorporated or unincorporated organization or entity.

1.5 References to Laws. All references herein to any law, rule, regulation, order or act of any government, governmental body or other regulatory body or authority shall be construed as a reference thereto as amended or re-enacted from time to time or as a reference to any successor thereto. All references to any agreement shall include such agreement as amended or otherwise modified from time to time.

1.6 Enforceability If any Article, Section or any portion of any Section of this agreement is determined to be unenforceable or invalid for any reason whatsoever, that enforceability or invalidity shall not affect the enforceability or validity of the remaining portions of this agreement and such unenforceable or invalid Article, Section or portion thereof shall be severed from the remainder of this agreement.


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1.7 Applicable  Law and  Jurisdiction.  This Agreement  shall be governed by and construed and enforced in accordance with the laws of the State of Delaware without giving effect to the principles of conflicts of law. The Agreement shall not be governed by the U.N. Convention on Agreements for the International Sale of Goods. The Parties consent and submit exclusively to the jurisdiction and service of process of the courts of the State of Delaware or the courts of the United States located in Delaware.

1.8 Headings; Severability. The headings appearing in this Agreement are intended for convenience and reference only, and are not to be considered in construing this Agreement. Every provision of this Agreement is intended to be severable. If any term or provision hereof is illegal or invalid for any reason whatsoever, such illegality or invalidity shall not affect the validity or legality of the remainder of this Agreement.

                                   ARTICLE II
                         PRELIMINARY ACTS OF THE PARTIES

2.1 Permits, Authorizations. Promptly after the execution of this Agreement, CSMG shall make applications for all permits and authorizations required for the performance of its obligations under this Agreement.

2.2 Mutual Assistance. Each Party shall be responsible for the acquisition and payment of their respective permits and authorizations. However, upon written request, the Parties shall use commercially reasonable efforts to support and assist each other in the acquisition of any required permit or authorization to fulfill the obligations hereunder, at no out-of-pocket cost to the party being requested for the support and assistance. Such support shall include, without limitation, participation in regulatory proceedings and provision of relevant information concerning each Party's operations (other than confidential information).

2.3 Public Utility Status. No Party hereto shall hold itself out as a public utility nor to submit to the jurisdiction of the Alabama Regulatory Commission, or any other local, state or federal agency by reason of the purchase, treatment, delivery, transfer or sale of Gas hereunder, provided, however, that CSMG agrees to comply, to the extent applicable, with any laws or regulations concerning the pipeline transportation of Gas, pipeline safety or other matters relating to the safe handling of Gas up to the Delivery Point and DuPont agrees to comply with such regulations and laws in respect of the safe handling of the Gas after the Delivery Point.

2.4 Access to DuPont's Plant.

      (a) Upon request and subject to CSMG and its Contractors complying with DuPont's safety and security requirements for Contractors, DuPont shall allow reasonable access to CSMG, and its Contractors, when necessary, to areas of DuPont's Plant selected by mutual agreement of the parties, for purposes of the engineering, design, construction, operation and maintenance of Processing and Metering Equipment.


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      (b)   To the extent that CSMG performs any  activities on DuPont's  Plant, including services related to engineering, design, construction, operation and maintenance, CSMG (including its Contractors) shall limit their activities to the areas reasonably designated by DuPont and shall conduct no other operations on DuPont's Plant without the express written consent of DuPont.

2.5 Contractor Requirements. The Agreement entered into between CSMG and its primary Contractor (hereinafter the "Contractor") for the installation of the processing and metering equipment on DuPont's Plant (the "Construction Agreement") will provide that the Contractor will use only qualified staff to properly and lawfully perform the functions and take all reasonable precautions in the performance of the work so as to minimize disruption of DuPont's Plant operations. The Contractor's implementation plans shall be reviewed with the liaison personnel of CSMG and DuPont prior to work being performed. CSMG's and DuPont's personnel will have the right to monitor the work as well as the right to suspend activity if either believes that the Contractor's activities contravene DuPont's Plant security and/or safety/work practices or could adversely impact DuPont's Plant in any manner not previously contemplated by DuPont. Contractor shall conduct its activities in a manner consistent with all applicable laws, rules, regulations and orders including, without limitation, environmental laws, occupational safety and health laws. CSMG acknowledges that hazards may be involved in performing the work. Accordingly, the Contractor shall perform its services in accordance with good industry practices, shall take necessary precautions in the removal, handling, transporting and disposing of material and product involved in the performance of its activities, and shall take reasonable precautions to avoid an unhealthy or unsafe work environment, injuries to persons, damage to property, or pollution.

2.6 Compliance by Contractor. CSMG shall be responsible to ensure that the Contractor will: (i) comply with occupational safety and health rules and regulations applicable to its activity; (ii) comply with and coordinate visits to DuPont's Plant with DuPont's security officers, including any sign-in procedures; (iii) obey all posted speed limits and other traffic control signs on DuPont's property; (iv) repair, as mutually agreed by DuPont and Contractor, any damage to DuPont's property caused by the Contractor's activities; (v) immediately report to DuPont's management, all incidents with potentially adverse safety, health or environmental implications; (vi) take reasonable precautions to minimize disruption to DuPont's operations and to meet with CSMG and DuPont in a timely manner to coordinate with DuPont's personnel on any activity involving truck/trailer blocking roadways, entranceways, breaks in utility tie-ins (electrical, steam, water, waste water), burning or use of torches, or the bringing of heavy equipment onto DuPont's Plant; (vii) clean and remove debris or material; (viii) assign a project manager who will have full authority to act on behalf of the Contractor; (ix) prohibit photography or video-recording of any of DuPont's structures or activities without obtaining DuPont's prior written consent; (x) arrange for Contractor's first-aid, emergency medical treatment and routine medical treatment when Contractor personnel are at DuPont's Plant; and (xi) advise their employees, Contractors and agents that it is the policy of CSMG to prohibit use, possession, sale, manufacture, dispensing, and distribution of drugs or other controlled


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substances on DuPont's Plant and to prohibit in the workplace the presence of an individual with such substances in the body for non-medical reasons and that entry onto DuPont's Plant constitutes consent of DuPont's inspection of the person, vehicle, and personal effects when entering, while on, or upon leaving DuPont's Plant and any person who is found in violation of the policy or who refuses to permit inspection may be removed or barred from DuPont's Plant at the discretion of DuPont.

                                  ARTICLE III
                                   FACILITIES

3.1 CSMG's Facilities. CSMG is solely responsible for the ownership, operation and maintenance of the CSMG Facilities, including the CO2 Separation Complex. CSMG shall be solely responsible for the design, engineering, construction of the pipeline required to transport the Gas to DuPont's Plant, including the pressure step down station, associated piping and any custody transfer meters.

                                   ARTICLE IV
                          PURCHASE AND SALE OBLIGATIONS

4.1 Purchase and Sale During each Year, subject to CSMG being able to produce sufficient Gas meeting the Specifications at the Delivery Point at a profit, DuPont agrees to purchase from CSMG and CSMG agrees to produce and supply DuPont on the terms set out herein a quantity of Gas which represents a minimum of 80% of DuPont's requirements for gas (natural gas and landfill gas) for energy production at the DuPont Plant during such Year, which energy needs would otherwise be satisfied by the purchase of natural gas, to a maximum of 500,000 MM BTU during such Year. DuPont's consumption during each Year is estimated at _____* to _________ MM BTU per year. CSMG acknowledges that DuPont's consumption is not in equal monthly quantities. Ten working days before the first day of every calendar quarter during the term hereof, DuPont shall advise CSMG as to DuPont's estimated consumption for such calendar quarter The estimated consumption volumes advised by DuPont (including those provided in this Article
IV) are estimates only and are not to be construed as a commitment by DuPont.

4.2 CSMG Operations. CSMG will use commercial reasonable efforts to maintain in full force and effect all permits, certificates of occupancy and licenses to supply the Gas to DuPont. CSMG shall use commercially reasonable efforts to produce and deliver the maximum amount of Gas to DuPont.

                                   ARTICLE V
                                  TITLE TO GAS

5.1 Title to Landfill Gas. Title to the Gas sold hereunder shall pass to DuPont at the Delivery Point.

* All blanks omit confidential information filed separately with the SEC.

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5.2 Point of Transfer.  DuPont shall take title to and be in complete control of the Gas delivered hereunder and responsible therefore, from and after the Point of Delivery. DuPont shall have no responsibility or liability on account of anything, which may be done, happen or arise with respect to the Gas before its delivery and CSMG hereby releases DuPont with respect to same. CSMG shall have no responsibility of liability on account of anything which may be done, happen, or arise with respect to the Gas after its delivery and DuPont hereby releases CSMG with respect to same.

                                   ARTICLE VI
                                TERM OF AGREEMENT

6.1 Term. This Agreement shall become effective upon execution hereof and shall continue in effect, unless earlier terminated in accordance herewith, until the date which is 10 years following the expiration of the Trial Period (as defined further herein). After the expiration of the initial term, the Agreement shall be automatically extended for successive terms of one (1) year; provided that either CSMG or DuPont may terminate this Agreement by written notice to the other Parties, received no later than one hundred eighty (180) days before the end of the initial ten (10) year term or any one (1) year extension term hereof. Such termination, which shall be accomplished without penalty unless otherwise specifically stated herein, shall not relieve or release any Party from any rights, liabilities, or obligations that may have accrued under law or terms of the Agreement prior to the date of such termination.

6.2 Trial Period. The period commencing upon 30 days advance notice from CSMG to DuPont that the CSMG Facilities are ready to commence deliveries of Gas and continuing for a period of thirty (30) days thereafter shall be considered to be a trial period (the "Trial Period") during which time CSMG shall satisfy itself as to the effectiveness of its system and confirm that the Gas meets the Specifications. DuPont reserves the right, at the end of this Trial Period, to terminate this Agreement without penalty by the provision of written notice within thirty (30) days following the end of the Trial Period if it is determined that the quality of Gas delivered by CSMG during the Trial Period does not meet the Specifications.

6.3 No Release of Liability. Termination of this Agreement shall not relieve or release the Parties from any rights, liabilities, or obligations which may have arisen prior to the date of such termination, or which may arise on account of such termination.

6.4 Termination for Breach. In the event any Party breaches any substantive and substantial obligations or covenants hereunder and has not cured such breach within thirty (30) days of notice from any of the other Parties requesting such cure, such other Party shall be entitled to terminate this Agreement upon written notice. Any such termination shall be an additional remedy and shall not prejudice the rights of the Parties not in default to recover any amounts due it hereunder or any damages or loss suffered by it by virtue of such default, and shall not constitute a waiver of any other remedy to which the Parties not in default may be entitled for breach of this Agreement.


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                                  ARTICLE VII
                                 QUALITY OF GAS

7.1A) Landfill Gas Quality. DuPont shall not be obligated to accept Gas at the Delivery Point which does not meet the following specifications measured by volume (collectively the "Specifications"):

            (a) Minimum energy content of ___ MM BTU per 1000 standard cubic feet;
            (b)   Maximum CO2 content of __;
            (c)   Maximum O2 content of __;
            (d)   Maximum N2. content of __%
            (e)   The Total Sulphur content shall not exceed ___ ppm,
            (f) The Gas shall be commercially free of water and other objectionable liquids at the temperature and pressure at which the Gas is delivered
            (g) All other non-straight chain hydrocarbons not to exceed ___ ppm, and.
            (h) Gas shall contain no contaminants that prohibit DuPont from operating its boiler under its current operating permits or which in any way would necessitate that DuPont's boilers be reclassified for combustion of hazardous waste.

DuPont acknowledges and understands that CSMG is collecting and processing naturally occurring methane Gas from a landfill site and that CSMG has no control over or involvement of the nature or composition of the waste deposited into the Landfill Site which gives rise to production of such gas. The Gas supplied to DuPont shall meet the specifications as set forth in section 7A unless DuPont notifies CSMG of acceptance of gas that does not meet the specifications. CSMG will install equipment to monitor and automatically cut-off flow if the BTU content of the gas drops below ___ BTU/ cubic foot. In such event, the system shall be designed such that the gas supply shall seamlessly transition back to natural gas and DuPont shall have no obligation to accept the Gas. Seller shall take commercially reasonable steps to minimize any downtime or interruptions of the Landfill Gas. If the BTU value is between ___ BTU/cubic foot and ___BTU/cubic foot and DuPont accepts the gas DuPont shall pay CSMG for the gas accepted at the price specified in Article 10 titled "Price, Billing and Payment". If the BTU/cubic foot drops below ___ BTU/cubic foot and DuPont does not take the gas or below ___ BTU/ cubic foot CSMG has no obligation to supply or replace any gas that CSMG is unable to supply under this contract.

Except as required to confirm that the Gas meets the Specifications, CSMG will not and is not under an obligation to test for further impurities or other contaminant in the Gas. In the event that CSMG becomes aware of the presence of an impurity or contaminate not set forth above, CSMG shall promptly inform DuPont of the presence of the impurity or contaminant. Upon receipt of such notice DuPont may, if it believes, acting reasonably, that the impurity or contaminant will adversely impact its operations or pose a threat of personal injury or property damage immediately suspend the operation of the contract. The Parties shall enter into good faith negotiations to determine the cost and feasibility of removing such impurity or contaminant from the Gas. If the Parties are unable to agree upon an amendment to this Agreement to address such impurity or contaminant removal within 120 days of the date of suspension of Gas acceptance by DuPont, either Party may terminate this Agreement without penalty and such termination shall not relieve or release any Party from any rights, liabilities, or obligations that may have accrued under law or terms of the Agreement prior to the date of such termination


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7.2  Measuring  Equipment.  The Parties  shall  agree to use on-line  continuous measuring equipment to determine that the Gas meets the Specifications which is acceptable to all Parties, acting reasonably. Results of monitoring will be maintained and subject to audit by both Parties.

7.3 Disposal of Condensate. CSMG shall be responsible for the disposal of condensate materials and liquids produced and collected prior to the Delivery Point. DuPont shall be responsible for the disposal of condensate materials and liquids produced and collected after the Delivery Point.

                                  ARTICLE VIII
                                   MEASUREMENT

8.1 Metering Equipment. At or near the entrance to the pipeline connecting the Landfill Site with DuPont's Plant and at the Delivery Point, CSMG shall, at no cost to DuPont, install, operate and maintain in accurate working order metering devices mutually acceptable to the Parties for the measurement of the Gas (including Btu per cubic foot and gas quality per specification detailed in 7.1) delivered hereunder. CSMG shall provide to DuPont remote electronic computer access to CSMG's metering equipment (including chromatograph). DuPont shall have access to the metering equipment at all reasonable times, but readings, calibrations and adjustments thereof shall only be made by CSMG. DuPont shall not be obligated to purchase any Gas which does not meet the Specifications.

8.2 Meter Tests. CSMG shall maintain all metering equipment in a good state of repair, shall ensure its accuracy and shall make such periodic tests as CSMG deems necessary to confirm same but at a frequency of not less than once each Year. CSMG shall provide DuPont 10 working days advance notice of any such test and DuPont shall be entitled to witness such test. Notwithstanding the above, DuPont may request CSMG conduct additional tests ("Additional Tests") of the metering equipment at any time. The expense of any Additional Test shall be borne by DuPont if the metering equipment is found to be inaccurate by less than two percent (2%) and otherwise shall be borne by CSMG. If, upon any test, the equipment is found to be inaccurate so that it affects the measurement accuracy by more than two percent (2%), meter readings shall be corrected for a period extending back to the time such inaccuracy first occurred if that time can be ascertained but in no event shall an adjustment be made covering a period more than two years.. If that time is not ascertainable, corrections shall be made for one half of the elapsed time since the pervious meter calibration.

8.3 Meter Out of Service. If, for any reason, CSMG's metering equipment is out of service or out of repair so that the amount of Gas delivered cannot be ascertained or corrected pursuant to Section 8.2, then, during the period when CSMG's metering equipment is out of service or out on repair, the parties shall utilize, in the following priority:


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      (i)   DuPont's metering equipment, if any; or

      (ii)  The Landfill Site's meter; or

      (iii) Records from recent similar periods.

                                   ARTICLE IX
                                DELIVERY PRESSURE

9.1 Delivery Pressure. CSMG will deliver Gas to DuPont hereunder at a pressure sufficient for delivery of Gas to DuPont's process (not less than ___ psig). It is presently anticipated that the Gas will be delivered at a pressure of approximately ___ PSIG (but in no event in excess ___ PSIG). In no event shall DuPont be required to incur the cost of compression or step down facilities to effect delivery of Gas hereunder.

                                   ARTICLE X
                           PRICE, BILLING AND PAYMENT

10.1 Price. The price paid by DuPont per MM BTU of Gas delivered and accepted by DuPont at the Delivery Point (the "Price") will be equal to the Inside Ferc's Gas Market Report price of spot gas delivered to pipeline for the month of delivery under the heading Florida Gas Transmission Company Index Zone 3, stated in US Dollars per MM BTU ("Index Price") multiplied by the Discount Factor as defined in Paragraph 10.2 below. In the event Inside Ferc discontinues publishing said Florida Zone Index, or if such index becomes unavailable for any reason, the parties shall, both acting reasonably, select an alternate index for use in calculating the price hereunder/

10.2 Discount Factor. The Price is determined based on a discount factor (the "Discount Factor" ) multiplied by the Index Price. The Discount Factor is equal:

      (a) If the Index Price is less than _____ per MM BTU, the Discount Factor during such month will be equal to _____;

      (b) If the Index Price is greater than _____ per MM BTU and less than or equal to _____ per MM BTU, the Discount Factor during such month will be equal to _____ divided by the Index Price;

      (c) If the Index Price is greater than _____ per MM BTU and less or equal than _____ per MM BTU, the Discount Factor shall be equal to _____ of the index price; and

      (d) If the Index Price is greater than _____ per MM BTU, the Discount Factor for the price shall be determined in accordance with the following formula:


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            Discount Factor = ___________________________________
                              ---------------------------------------
                                   Index Price

10.3 Billing. For purposes of billing, the billing meter will be located at the Delivery Point on DuPont's Plant. On or before the fifteenth (15) day of each Accounting Period, CSMG shall send an invoice to DuPont, correctly setting forth the quantity of Gas delivered to DuPont during the preceding Accounting Period to DuPont's address set out herein and shall include at a minimum:

            A.    CSMG's complete name and remit to address;
            B.    Quantity of Gas sold during the previous Accounting Period;
            C.    Price and billing units consistent with this Agreement;
            D.    Invoice date;
            E.    Total monetary amount.

10.4 Payment. DuPont shall pay to CSMG the amount set forth in each monthly invoice on or before the date which is thirty (30) days following the date of such invoice.

10.5 Errors in Billing. If any Party finds at any time within two (2) years after the date of any payment made hereunder that there has been an overcharge or undercharge, the Party finding the error shall promptly notify the other Parties in writing detailing the amount of and reason for the error. In the event of an under charge, the undercharged party shall pay the amount due within fifteen (15) days after the receipt of the invoice correcting such error. In the event of an overcharge, the overcharged party shall refund the overpayment within fifteen (15) days of the receipt of the notice of error.

10.6 Records. Each Party shall have the right, at its sole expense, during normal business hours and upon 10 working days prior written notice, to examine the other Parties' relevant records to the extent necessary to verify the accuracy of any statement, charge or notice or computation made hereunder.

10.7 Taxes. CSMG shall pay or cause to be paid all taxes and assessments now or hereafter impose on CSMG with respect to Gas delivered hereunder prior to its delivery to DuPont, and DuPont shall pay or cause to be paid all taxes now or hereafter imposed on DuPont with respect to Gas delivered hereunder after its receipt by DuPont. No Party shall be responsible or liable for facilities of the Parties used for the purpose of carrying out the provisions of this Agreement.

                                   ARTICLE XI
                            INVOLVEMENT OF SHORELINE

11.1 Initial Assistance. CSMG and DuPont acknowledge that Shoreline has provided certain assistance in the development and structuring of this Agreement. As consideration for such services, CSMG shall pay to Shoreline a fee (the "Shoreline Fee") equal to fee of 2% if the billing month exceeds 15,000 MMbtu or 3% if the billing month is below 15,000 MMbtu of all amounts received from DuPont pursuant to Article X hereto for deliveries of Gas; for clarification, amounts will be owing by CSMG to Shoreline under this Paragraph 11.1 only in respect of actual amounts received by CSMG from DuPont hereunder. The Shoreline Fee shall be paid by CSMG within 30 days following the invoice date to DuPont by CSMG. CSMG shall provide Shoreline with copies of all invoices submitted to DuPont pursuant to Paragraph 10.2 hereof. DuPont assumes no responsibility or liability for any services, payments or other obligations by CSMG to Shoreline for gas purchased or services hereunder.

11.2 Accounting Structure. It is acknowledged by CSMG and DuPont that Shoreline intends to record the sales transactions of Gas arising hereunder as a purchase of Gas from CSMG by Shoreline and a contemporaneous sale of such Gas by Shoreline to DuPont. At the continuing discretion of CSMG and DuPont, CSMG and DuPont shall take such reasonable measures to allow for such accounting, but in no event shall CSMG or DuPont suffer any adverse consequences of such accounting structure. For clarification, in no event shall Shoreline assert any ownership in the Gas nor shall Shoreline have any right to interrupt the sale of Gas by CSMG nor purchase of Gas by DuPont. Shoreline shall have no right, title nor interest in the Gas or CSMG Facilities.

                                  ARTICLE XII
                                    INDEMNITY

12.1 Indemnity. Each of Party (the "Indemnifying Party") shall, to the extent permitted by law, fully indemnify, defend and hold harmless the other Parties, their employees, officers and directors (collectively, the "Indemnified Parties") in proportion to the Indemnifying Party's causative negligence, causative acts, or causative omissions for all claims, liabilities, damages, fines, penalties, losses or expenses (including reasonable attorneys' fees, settlements and judgments but excluding any consequential damages) resulting from a breach of the Agreement, injury to or death of any person (including, without limitation, injury to or death of employees of the Indemnified Parties) and for the loss of or damage to personal property (including, without limitation, damage to property of the Indemnified Parties) or claims resulting from damage to the environment suffered by the Indemnified Parties resulting in any way from a breach of Agreement, the causative negligence, acts or omissions of the Indemnifying Party or its agents, employees, subcontractors or assigns in its performance under this Agreement or while on, entering or leaving DuPont property.

12.2 Extent of Claims. The claims, liabilities, damages, losses or expenses covered hereunder include, but are not limited to, settlements, judgments (court costs, attorneys' fees and other litigation expenses), fines and penalties (but excluding any consequential damages) arising out of actual or alleged (1) injury or death of any person, including employees of the Indemnified Party; (2) loss of or damage to property , including property of the Indemnified Party; (3) breach of Agreement; and (4) damage to the environment resulting in any way from a breach of Agreement, the joint causative negligence, acts or omissions of the Parties to this Agreement or their agents, employees, subcontractors or assigns in their performance under this Agreement.

                                  ARTICLE XIII
                               DISPUTE RESOLUTION

13.1 Dispute A Party may declare that a dispute arising out of this Agreement ("dispute") exists by written notice to the other Parties ("dispute notice"). Within fifteen (15) days after receipt of the dispute notice by the other Parties, the Parties will escalate the dispute to a Director within the sourcing organization of DuPont, a senior manager of the CSMG's corporate management and a senior manager of the Shoreline's corporate management, none of which shall have been directly involved in the dispute.

13.2 Non-Binding Mediation If the managers do not resolve the dispute within thirty (30) days after receipt of the dispute notice, then the Parties will attempt to resolve the dispute through third party non-binding mediation in English, unless any Party objects in writing. The Parties will select a single, mutually acceptable, mediator who is not or has not been an employee or Contractor of any Party or otherwise does not have a conflict of interest in acting as the mediator. The mediator may hold a one (1) day mediation session at a time reasonably determined by the mediator during which each Party will present its version of the dispute in a manner determined by the mediator. The Parties will provide the mediator with supporting documentation to the extent and within the time periods as reasonably requested by the mediator. The mediator will provide a decision to the Parties within one hundred and twenty
(120) days after receipt of the dispute notice.

13.3 Process. The entire non-binding mediation process is a compromise negotiation. All offers, promises, communications and statements, whether oral or written, and any other actions during the course of the non-binding mediation (including submissions to the mediator) by any Party, any witness or the mediator: (i) are confidential, privileged and may not be disclosed (including by the mediator); and (ii) are inadmissible, are not discoverable and may not be used (or referred to) for any purpose, including impeachment or any other testimony, in any arbitration, judicial, administrative or regulatory proceeding.

Notwithstanding the foregoing:

      (a) an executed written settlement agreement by the Parties will be considered binding and may be enforced by the Parties to the settlement agreement;

      (b) Information disclosed to or known by a Party through sources other than the mediation, or that is otherwise discoverable or admissible, shall not be rendered confidential, privileged, inadmissible or not discoverable solely as a result of its use in the mediation provided that the mediator will be disqualified as a witness, consultant or expert for either party; and

      (c) Each Party reserves the right, at any time, to withdraw from the dispute resolution or non-binding mediation processes upon at least five (5) days prior written notice thereof to the other Parties, and exercise its other rights under this Agreement or through litigation provided that if a Party desires to petition a court for an injunction or a temporary restraining order, it may do so at any time without notice unless otherwise required by court. All statutory or Agreementual limitations that limit a Party's right to litigate will be stayed for the duration of the non-binding mediation.

13.4 Sharing of Costs The Parties participating in the non-binding mediation will share the cost of the non-binding mediation session and the mediator equally. Each Party will otherwise bear its own costs arising out of the non-binding mediation process.

                                  ARTICLE XIV
                         REPRESENTATIONS AND WARRANTIES

14.1 DuPont. DuPont represents and warrants to each of the other Parties as follows:

      (a) DuPont is a corporation duly incorporated and validly existing under the laws of the State of Delaware, with full legal right, power and authority to enter into and to fully and timely perform its obligations hereunder.

      (b) DuPont has duly authorized, executed and delivered this Agreement and this Agreement constitutes a legal, valid and binding obligation, enforceable against DuPont in accordance with its terms.

      (c) Other than as previously disclosed in writing by DuPont to the other Parties, DuPont has no knowledge of any action, suit or proceeding, at law or in equity, before or by any court or governmental authority, pending or threatened against DuPont, in which an unfavorable decision, ruling or finding would materially adversely affect the performance by DuPont of its obligations hereunder or the other transactions contemplated hereby, or that, in any way, would materially adversely affect the validity or enforceability of this Agreement.

14.2 CSMG. CSMG represents and warrants to the other Parties as follows:

      (a) CSMG is a corporation duly incorporated and validly existing under the laws of the State of Texas, with full legal right, power and authority to enter into and to fully and timely perform its obligations hereunder.

      (b) CSMG has duly authorized, executed and delivered this Agreement and this Agreement constitutes a legal, valid and binding obligation of CSMG, enforceable against CSMG in accordance with its terms.

      (c) Other than as previously disclosed in writing by CSMG to the other Parties, CSMG has no knowledge of any action, suit or proceeding, at law or in equity, before or by any court or governmental authority, pending or threatened against CSMG, in which an unfavorable decision, ruling or finding would materially adversely affect the performance by CSMG of its obligations hereunder or the other transactions contemplated hereby, or that, in any way, would materially adversely affect the validity or enforceability of this Agreement.

      (d) CSMG has good title to the landfill gas and the right to sell Gas to DuPont.

14.3 Shoreline. Shoreline represents and warrants to the other Parties as follows:

      (a) Shoreline is a corporation duly incorporated and validly existing under the laws of the State of Texas, with full legal right, power and authority to enter into and to fully and timely perform its obligations hereunder.

      (b) Shoreline has duly authorized, executed and delivered this Agreement and this Agreement constitutes a legal, valid and binding obligation, enforceable against Shoreline in accordance with its terms.

      (c) Other than as previously disclosed in writing by Shoreline to the other Parties, Shoreline has no knowledge of any action, suit or proceeding, at law or in equity, before or by any court or governmental authority, pending or threatened against Shoreline, in which an unfavorable decision, ruling or finding would materially adversely affect the performance by Shoreline of its obligations hereunder or the other transactions contemplated hereby, or that, in any way, would materially adversely affect the validity or enforceability of this Agreement.

                                   ARTICLE XV
                               GENERAL PROVISIONS

15.1 Subcontracting and Assignment

(a) Subcontracting.

In the event that CSMG shall utilize subcontractors or agents to provide any portion of the services contemplated to be supplied by CSMG hereunder, CSMG shall ensure that each subcontractor or agent and its employees satisfy the requirements established for CSMG by DuPont pursuant to this Contract and CSMG's employees including, without limitation, the requirements set forth in Sections 15.9, 15.11 and 15.14. CSMG shall be fully responsible for the performance of any such subcontractor or agents.

(b) Assignment

No Party shall assign or transfer this Agreement, in whole or in part, or any interest arising under this Agreement, or subcontract any work hereunder without the prior written consent of the other Parties, which consent shall not be unreasonably withheld, except that (i) CSMG shall be entitled, without prior consent of any other Party, to assign this Agreement to any party providing financing for the construction and operation of the CSMG Facilities and (ii) DuPont shall be entitled to assign this Agreement to a subsidiary or to a successor in interest in the DuPont Plant or the business supporting the DuPont Plant, provided such assignee is creditworthy in the opinion of CSMG, acting reasonably. Subject to the provisions of this Section, this Agreement and the rights and obligations set out herein shall be binding upon the successors and assigns of the Parties.

15.1 Notices. All notices, requests, demands, statements and or payment provided for herein shall be in writing and sent to the parties hereto at the following addresses:

            CSMG:               Attn: General Manager
                                CSMG Technologies, Inc.
                                500 No. Shoreline, Suite 701 No.
                                Corpus Christi, TX 78471

            DuPont:             Attn: DuPont Sourcing

                                Attention Energy and Gases
                                Barley Mill Plaza BMP 24/2288
                                PO Box 80024
                                Wilmington, DE. 19880-0024

            Shoreline:          Attn: General Manager
                                Wells Fargo Tower,
                                Suite 1900, P.O. Box 778,
                                Corpus Christi, Texas 78403-0778

            Payments shall      Attn. Accounts Receivable
               be made to.      CSMG Technologies, Inc.
                                500 No. Shoreline, Suite 701 No.
                                Corpus Christi, TX 78471

            Invoices shall      E.I. duPont de Nemours and Company
               be sent to.      Accounts Payable
                                1002 Industrial Road
                                Old Hickory Tennessee 37138

Such notices, etc. shall be deemed to have been given and received when personally delivered or upon receipt as evidence by a U.S. Postal Service Receipt for Certified Mail or evidence of delivery by a private express mail service. Any Party may change the address to which communications or payments are to be made by written notice to the other Parties as set forth above.

15.2 Publicity and Corporate Identity. The Parties shall not use the name, trade name, trademarks, service marks owned by the other party, or logos of the other party in any publicity releases, news releases, annual reports, product packaging, signage, stationary, print literature, advertising or websites without securing the prior written approval of the other party. Each of the Parties shall not, without prior written consent of the other Parties, represent, directly or indirectly, that any product or service offered by the Parties has been approved or endorsed by the other Parties.

15.3 Minority Vendors. DuPont requires CSMG to provide maximum practicable utilization of minority subcontractors and vendors among its source of supply on the DuPont Plant in performance of this Agreement . Minorities include but are not limited to Black Americans, Hispanic Americans, Native Americans, Asian Pacific Americans and Native Hawaiian organizations. A minority business is at least 51% owned by a minority or group of minorities and has its management and daily business controlled by one or more such individuals. DuPont will assign and CSMG shall set a minority procurement goal for CSMG at least equal to the corporate goal of DuPont. CSMG shall either (a) report to DuPont on a quarterly basis the dollar amounts paid by CSMG during the previous quarter to minority subcontractors and vendors for Material and services used in the performance of this Agreement or (b) provide a contact in CSMG's organization who can provide such minority procurement information to DuPont.

15.4 Child and Forced Labor. CSMG is fully aware of the DuPont Principles on Child and Forced Labor ("DuPont Principles"). CSMG certifies that it does not and will not employ any person to perform any work contemplated hereunder for DuPont who is under sixteen (16) years of age, or eighteen (18) years of age in the case of hazardous services or work (hereinafter "Child Labor"), unless CSMG first obtains the written approval of the Vice President of DuPont Sourcing. CSMG will use reasonable efforts to determine whether its suppliers use Child Labor in performing services or providing product, and it certifies, except to the extent that it has obtained the prior written approval of the Vice President of Sourcing, that it does not know of any of its suppliers of goods and services for services or product that use Child Labor. CSMG certifies that the workers it uses, and will use, to produce and supply the products and services are present voluntarily. CSMG certifies that it and its suppliers of goods and services do not and will not knowingly use forced labor as it is defined in the DuPont Principles. CSMG understands that these certifications and undertakings are essential to this Agreement. CSMG agrees to indemnify DuPont and hold DuPont harmless with respect to any liability arising from the contravention of this provision by CSMG or any of its suppliers of goods or services. CSMG also agrees that, in the event that DuPont determines that a violation of this provision has occurred, DuPont shall notify CSMG and CSMG shall immediately remedy the violation. In the event that DuPont determines that CSMG has not remedied the violation, such will be considered a fundamental breach hereunder and DuPont may terminate this Agreement in accordance herewith.

15.5 Dupont Compliance, DuPont acknowledges and agrees to comply with DuPont's Principles on Child and Forced Labor.

15.6 Fees. Except as otherwise provided herein, the Parties shall pay their own expenses including attorney's fees, incident to the preparation and performance of this Agreement, whether or not the transactions contemplated herein are consummated.

15.7 Business Ethics. Neither Shoreline nor CSMG shall pay any salaries, commissions, fees, or make any payment to any employee of DuPont, or to any designee of any such employee, or favor any employee of DuPont, or any designee of any such employee, with gifts or entertainment valued greater than twenty-five dollars ($25), or with services or goods sold at less than full market value.

15.8 Reservation of Rights. Any Party's waiver of any of its remedies afforded hereunder or by law is without prejudice and shall not operate to waive any other remedies any Party shall have available to it, nor shall such waiver operate to waive any Party's rights to any remedies due to a future breach, whether of a like or different character. Furthermore, any termination of the Agreement shall not relieve or release any Party hereto from any rights, liabilities, or obligations, which it has accrued under law or under the terms of the Agreement prior to the date of such termination.

15.9 Criminal Background Check. To the fullest extent permitted by law, prior to assigning any CSMG employee to perform services on the DuPont Plant, CSMG shall have performed (and shall cause any Contractor of CSMG to perform) a criminal background check to determine whether such assigned employee has been convicted of any felony or misdemeanor crime during the prior seven (7) year period, or has any known criminal conviction that occurred beyond the seven (7) year period. CSMG shall not, without DuPont's prior written approval, permit a CSMG employee to perform services on the DuPont Plant if that CSMG employee has been convicted of any felony or misdemeanor crime within the previous seven (7) year period. CSMG's criminal background check program shall be in compliance with the Fair Credit Reporting Act and DuPont Contractor Criminal Background Investigation Requirements. In the event of an emergency, and only during the time such criminal background check is being performed, a CSMG employee may temporarily perform services on the DuPont Plant if such CSMG employee is supervised and escorted one hundred percent of the time by a DuPont employee.

15.10 Confidentiality: This Agreement and its terms and conditions are considered Confidential Information hereunder. No Party shall disclose any of the terms of this Agreement without securing the prior written approval of the other Parties to this Agreement for a period of ten (10) years from the termination or expiration of this Agreement. No Party shall use (except in furtherance of its responsibilities and obligations hereunder) or disclose to any third party or entity, any technical, commercial, organizational, scientific or business information, or intellectual property (collectively "Confidential Information") disclosed to, learned by, or developed by, its employees or agents under this Agreement during or in conjunction with performance with the work hereunder. These restrictions or use and disclosure shall not apply to:

      (a) Confidential Information already known to a Party when it was disclosed by another Party as demonstrated by prior existing written records;

      (b) Confidential Information that is or becomes known to the public through no fault of a Party, its employees, officers, or agents;

      (c) Confidential Information that is lawfully received by a Party from a third party who has the right to disclose it;

      (d) Confidential Information if compelled to do so by a court or other tribunal of competent jurisdiction, provided however, that in such case a Party shall immediately upon receiving notice that disclosure may be required, shall give written notice by facsimile and overnight mail to the other Parties so that such other Parties may seek a protective order or other remedy from said court or tribunal; and

      (e) Confidential information that needs to be shared with the current natural gas supplier to assure secondary supply of natural gas

CSMG shall take all reasonable steps, including those steps taken to protect its own information, data or other tangible or intangible property that it regards as proprietary or confidential, to insure that the Confidential Information is not disclosed or duplicated for the use of any third party, and shall take all reasonable steps to prevent its directors, officers and employees, having access to the Confidential Information, from disclosing or making unauthorized use of any Confidential Information, or from committing any acts, errors or omissions that may result in a violation of the Agreement.

No right or license, either express or implied, under any patent or other intellectual property is granted hereunder to CSMG. Nothing contained in the Agreement will be construed as conferring any rights to use in advertising, publicity, or other marketing activities any name, trade name, trademark, or other designation of any Party and all Parties agree not to use the existence of the Agreement in any promotional activity without the express prior written approval of the other Parties.

Except to the extent that CSMG is required by Law to make disclosures, DuPont agrees that the disclosure of Confidential Information without the express written consent of DuPont shall constitute a default on the part of CSMG and its obligations under the Agreement.

15.11 Compliance with Laws and Nondiscrimination. CSMG shall comply with all applicable laws, ordinances, rules and regulations of governmental authorities, including any import and export control laws and regulations, and, in the United States, all applicable laws, ordinances, rules and regulations covering the production, sale and delivery of the services specified herein, including the Equal Opportunity Clause prescribed in 41 CFR 60-1.4; the Affirmative Action Clause prescribed in 41 CFR 60-250.4, regarding disabled veterans and veterans of the Vietnam Era; the Affirmative Action Clause for Handicapped Workers prescribed in 41 CFR 60-741.4; 48 CFR Chapter 1 Subpart 19.7, regarding Small Business and Small Disadvantaged Business Concerns; Affirmative Action Compliance Program (41 CFR 60-1.40); the annual filing of SF-100 Employer
Information Report (41 CFR 60-1.7); 41 CFR 60-1.8 prohibiting segregated facilities; the Fair Labor Standards Act of 1938, as amended; the Sarbanes-Oxley Act of 2002, Section 303 and Securities Exchange Act of 1934, as amended, Rule 13b2-2.

15.12 Force Majeure. No liability shall result to any Party from delay in performance or from nonperformance caused by act of God, war, governmental action or inaction, labor strikes or inability to obtain fuel, materials, power or transportation provided such circumstances are beyond the reasonable control of the Party affected (each a "Force Majeure"); provided that inability to make payments shall not be considered an event of Force Majeure. The affected Party shall promptly notify the other Parties, in writing, of the Force Majeure, its extent and probable duration thereof, and shall be diligent in attempting to remove the cause(s) thereof. If the non-performing Party is unable to remove the Force Majeure immediately, the Agreement will be suspended until the Force Majeure is cured.

15.13 Contractor. It is understood that the employees, subcontractors, methods, equipment and facilities of each of the Parties shall at all times be under such Party's exclusive direction and control. The relationship of the Parties to one another shall be that of an independent Contractor. Nothing in this Agreement shall be construed to constitute any Party, or any of its or their employees or subcontractors, as an agent, associate, joint venturer or partner of the other Parties.

15.14 Substance Abuse. CSMG shall advise its employees and the employees of its subcontractors and agents that:

      (a) it is the policy of DuPont to prohibit use, possession, sale, manufacture, dispensing, and distribution of alcohol, drugs, or other controlled substances on a Plant, and to prohibit in the workplace the presence of an individual with such substances in the body for non-medical reasons;

      (b) entry onto a Plant constitutes consent to an inspection of the CSMG employee's person, vehicle, and personal effects when entering, while on, or upon leaving a Plant; and

      (c) any CSMG employee who is found in violation of the policy or who refuses to permit inspection may be removed or barred from a Plant at the discretion of DuPont.

CSMG, upon request of DuPont, shall not assign or reassign any employee to operations at the DuPont Plant unless such employee has taken a drug and controlled substance test satisfactory to DuPont, and the test has proved negative for those drugs and controlled substances listed in the document titled "Minimally Acceptable Drug and Alcohol Testing", incorporated herein by reference, copies of which are available to CSMG from the DuPont Agreement Administrator.

CSMG also, upon request of DuPont, shall develop and implement procedures, satisfactory to DuPont, to test its employees for alcohol, drug, and controlled substance use when CSMG suspects that a performance deviation, an incident, or unusual behavior of one (1) of CSMG's employees at the DuPont Plant is related to drug or controlled substance use.

In connection with the above alcohol, drug, and controlled substance testing requirements, CSMG shall secure the written consent of its employees to release results of such tests to DuPont. DuPont shall use such test results only in connection with its decision to permit CSMG's employee to enter or remain at the DuPont Plant, and to monitor Agreement compliance. CSMG shall ensure that all drug and controlled substance testing under this Section meets the minimum requirements set forth in the document titled "Minimally Acceptable Drug and Alcohol Testing".

All requirements of this Section shall apply only to the extent permitted by the law of the place at the DuPont Plant.

15.15 Counterparts. This Agreement may be executed and delivered in two or more counterparts, each of which shall be deemed an original, and all of which together shall be deemed to constitute one and the same agreement.

15.16 Entire Agreement. This Agreement is intended by the Parties as the expression of their agreement with respect to such subject matter, both written and oral, and supersedes all previous agreements. This Agreement may be modified only by a written amendment executed by both CSMG and DuPont, except that any amendment to the provisions of Article XI hereof or which are materially prejudicial to the rights and interests of Shoreline hereunder shall require the approval of Shoreline.

15.17 Further Assurances. The Parties hereto shall conduct such other activities and/or obtain such other internal authority as may be required to effectuate the purpose of this Contract. Such activities shall include cooperating with each other and any involved governmental entities to obtain and procure any required permits, easements and other rights to permit the fulfillment of their respective obligation under this contract.

15.18 Time of the Essence. Time shall be of the essence of this agreement and of every part hereof and no extension or variation of this agreement shall operate as a waiver of this provision. When calculating the period of time within which or following which any act is to be done or step taken pursuant to this agreement, the date which is the reference date in calculating such period shall be excluded. If the last day of such period is not a Business Day, the period in question shall end on the immediately following Business Day.

                     [Signatures are on the following page.]

IN WITNESS WHEREOF, the Parties hereto have caused the execution of this Agreement by the officers whose names appear below as of the date first written above:

DUPONT                                  CSMG

By:                                     By:
    ------------------------------          ------------------------------

Print Name:                             Print Name:
            ----------------------                  ----------------------

Title:                                  Title:
       ---------------------------             ---------------------------

SHORELINE

By:
    ------------------------------

Print Name:
            ----------------------

Title:
       ---------------------------

Date: _________________________________, 2005